Filed Pursuant to Rule 424(b)(5) Registration No. 333-117010

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 29, 2004)

AMERICAN FINANCIAL GROUP, INC.

3,000,000 Shares of Common Stock

1,361,711 Shares of American Financial Group, Inc. Common Stock offered by
American Premier Underwriters, Inc., As Selling Shareholder

        We and the selling shareholder have entered into an equity distribution agreement with UBS Securities LLC. In accordance with the equity distribution agreement, we and the selling shareholder may offer and sell up to 3,000,000 shares and 1,361,711 shares, respectively, of our common stock from time to time through UBS Securities LLC. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE. We will pay UBS Securities LLC a commission equal to 2.0% of the gross sales price per share of shares sold under the equity distribution agreement.

        Our common stock is traded on the New York Stock Exchange and Nasdaq National Market under the symbol “AFG.” On November 16, 2004, the last quoted price of the shares of common stock as reported on the NYSE and Nasdaq was $32.24.

        Investing in the securities involves risks that are described in the “Risk Factors” section beginning on page 5 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

UBS Investment Bank

This Prospectus Supplement is dated November 17, 2004

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not, and UBS Securities LLC has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and UBS Securities LLC is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

PLAN OF DISTRIBUTION

        We and the selling shareholder have entered into an equity distribution agreement dated November 17, 2004, with UBS Securities LLC. In accordance with the equity distribution agreement, we and the selling shareholder may offer and sell up to 3,000,000 shares and 1,361,711 shares, respectively, of our common stock from time to time through UBS Securities LLC. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE.

        UBS Securities LLC will offer the shares of common stock subject to the equity distribution agreement on a daily basis or as otherwise agreed upon by us and UBS Securities LLC. We will designate the maximum amount of shares of common stock to be sold through UBS Securities LLC on a daily basis or otherwise as we and UBS Securities LLC agree. Subject to the terms and conditions of the equity distribution agreement, UBS Securities LLC will use its reasonable efforts to sell on our behalf all of the designated shares of common stock. We may instruct UBS Securities LLC not to sell shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or UBS Securities LLC may suspend the offering of shares of common stock pursuant to the equity distribution agreement upon proper notice.

        UBS Securities LLC will receive from us a commission equal to 2.00% of the gross sales price of any such shares sold, through it as agent, as set forth in the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the shares.

        Settlement for sales of common stock will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

        We will deliver to the New York Stock Exchange copies of this prospectus supplement pursuant to the rules of the exchange. We will report at least quarterly the number of shares of common stock sold through UBS Securities LLC, the net proceeds to us and the compensation paid by us to UBS Securities LLC in connection with the sales of common stock.

        In connection with the sale of the common stock on our behalf, UBS Securities LLC may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation paid to UBS Securities LLC may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to UBS Securities LLC against certain civil liabilities, including liabilities under the Securities Act. UBS Securities LLC may engage in transactions with, or perform other services for, us in the ordinary course of business.

Prospectus

$600,000,000

AMERICAN FINANCIAL GROUP, INC.

Debt Securities, Common Stock, Preferred Stock, Warrants,Depositary
Shares, Stock Purchase Contracts and Stock Purchase Units

_________________

AMERICAN FINANCIAL CAPITAL TRUST II
AMERICAN FINANCIAL CAPITAL TRUST III
AMERICAN FINANCIAL CAPITAL TRUST IV

Preferred Securities
Fully and unconditionally guaranteed, as described in this prospectus, by American Financial Group, Inc.

_________________

and

1,361,711 Shares of American Financial Group, Inc. Common Stock offered by
American Premier Underwriters, Inc., As Selling Shareholder

        American Financial Group, Inc., American Financial Capital Trust II, American Financial Capital Trust III and American Financial Capital Trust IV may offer up to $600,000,000 of the securities listed above from time to time. In addition, American Premier Underwriters, Inc., the selling shareholder, may from time to time sell up to 1,361,711 shares of our common stock. While we will not directly receive any proceeds from the sale of common stock by the selling shareholder, the selling shareholder is one of our wholly-owned subsidiaries. This prospectus contains general information about these securities.

        When American Financial Group, Inc., American Financial Capital Trust II, American Financial Capital Trust III or American Financial Capital Trust IV (or American Premier Underwriters, Inc., as selling shareholder) offers securities, we will provide a prospectus supplement containing the specific terms of that offering. You should read carefully this prospectus and any supplement before you invest. Our common stock is traded on the New York Stock Exchange and Nasdaq National Market under the symbol “AFG.” On October 26, 2004, the last quoted price of the shares of common stock as reported on both the NYSE and Nasdaq was $28.49.

        This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

        Investing in the securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 29, 2004

_________________

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, American Financial Group, Inc., American Financial Capital Trust II, American Financial Capital Trust III and American Financial Capital Trust IV may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $600,000,000. This prospectus provides you with a general description of the securities which may be offered. In addition, the selling shareholder may sell up to 1,361,711 shares of common stock in one or more offerings. Each time securities are offered for sale, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

        The registration statement that contains this prospectus (including the exhibits) contains additional important information about American Financial Group, Inc., American Premier Underwriters, Inc., American Financial Capital Trust II, American Financial Capital Trust III and American Financial Capital Trust IV and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices referenced below under the following heading.

WHERE YOU CAN FIND MORE INFORMATION

        American Financial Group is subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

        The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are “incorporating by reference” into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.

AFG SEC Filings (File No. 1-13653)	Period
Annual Report on Form 10-K	Year Ended December 31, 2003
Quarterly Report on Form 10-Q	Quarters ended March 31, 2004 and June 30, 2004
Current Reports on Form 8-K	Dated January 28, 2004, as amended, February 12, 2004, February 17, 2004, April 26, 2004, June 30, 2004, August 25, 2004, September 15, 2004 and September 30, 2004
Form 8-A Registration Statement	Filed November 25, 1997

        All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the securities under this document shall also be deemed to be incorporated in this prospectus by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may access these filings free of charge through our Internet site at: www.afginc.com, or you may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

James C. Kennedy
Vice President, Deputy General Counsel and Secretary
American Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2538

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus. Except for documents specifically incorporated by reference in this prospectus, information contained on our website is not part of this prospectus. You should not consider the information on our website, except the documents specifically incorporated by reference, when determining whether to invest in our or the trusts’ securities.

        No separate financial statements of the three trusts have been included and none are incorporated by reference in this prospectus. We do not believe that financial statements of the trusts would be useful because the trusts have had no historical operations and will not have any independent function other than to issue securities representing undivided interests in its assets and investing the proceeds in our debt securities. In addition, all obligations of the trusts are fully and unconditionally guaranteed by us.

        You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. No one else is authorized to provide you with any other information or any different information. Neither we nor the trusts are making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

RISK FACTORS

Intense competition could adversely affect our profitability.

        The specialty insurance business is highly competitive and, except for regulatory considerations, there are relatively few barriers to entry. We compete with other individual insurers, state funds and insurance groups of varying sizes, some of which are mutual insurance companies possessing competitive advantages in that all their profits inure to their policyholders. We also compete with self-insurance plans, captive programs and risk retention groups. In some or all of our specialty lines, we compete with American International Group Inc., Chubb Corp., W.R. Berkley Corp., CNA Financial Corp., Philadelphia Consolidated Holdings Corp., Markel Corp. and The St. Paul Travelers Companies Inc. Because of the specialty nature of these coverages, competition is based primarily on service to policyholders and agents, specific characteristics of products offered and reputation for claims handling. Price, commissions and profit sharing terms are also important factors. Some of our competitors have more capital and greater resources than we have, and may offer a broader range of products and lower prices than we offer.

Our results may fluctuate as a result of cyclical changes in the specialty insurance industry.

        The underwriting profitability of the property and casualty insurance industry has been historically cyclical in nature. During periods when excess capital has been available, there has generally been increased price competition among insurers, often resulting in inadequately priced products and underwriting losses. Prolonged periods of underwriting losses tend to force some insurers to withdraw from the markets, decreasing available capital.

        Excess capital and intense premium rate competition caused a cyclical downturn, which began in the late 1980‘s and continued into 2000. Inadequate pricing during much of this period led to a significant inadequacy in carried loss reserves. In addition, the rise in asbestos and environmental liabilities, loss-cost inflation, catastrophe losses, unpredictable jury awards, losses related to September 11, declining equity markets and lower interest rates have reduced earnings and capital in many specialty lines and resulted in an increase in premium rates over the last few years to levels we consider to be more appropriate.

        The trend of our underwriting results typically follows that of the industry. The statutory combined ratios of our property and casualty business were 100.3%, 101.5% and 108.8% in 2003, 2002 and 2001, respectively.

        Other major factors contributing to fluctuations in our results include an arbitration decision in 2003 for a property, fire and business interruption claim, significant losses related to asbestos liabilities (2002 and 2001) and losses related to the terrorist attack on September 11, 2001. The improvement in underwriting results beginning in 2002 reflects the rise or hardening of prices in the upturn in the underwriting cycle for us and the industry. However, should capacity increase and price competition intensify, the cycle would reverse and negatively impact our revenues and operating results.

We rely upon independent agents to write our insurance policies, and if we are not able to attract and retain independent agents, our revenues could be negatively affected.

        Our reliance on the independent agency market makes us vulnerable to a reduction in the amount of business written by agents. Many of our competitors, like us, rely significantly on the independent agency market. Accordingly, we must compete with other insurance carriers for independent agents’ business. Some of our competitors offer a wider variety of products, lower price for insurance coverage or higher commissions. While we believe that the products, pricing, commissions and services we offer are competitive, we may not be able to continue to attract and retain independent agents to sell our products, in which case, our revenues could be negatively affected.

We are subject to comprehensive regulation, and our ability to earn profits may be restricted by these regulations.

        We are subject to comprehensive regulation by government agencies in the states where our insurance company subsidiaries are domiciled and where these subsidiaries issue policies and handle claims, and we must obtain prior approval for certain corporate actions. The regulations may have the effect of limiting our liquidity and may adversely affect our results of operations. We must comply with regulations involving:

•	transferring cash to the parent company of insurance companies through the payment of dividends or otherwise;

•	the acquisition or disposition of an insurance company or of any company controlling an insurance company;

•	approval or filing of premium rates and policy forms;

•	involuntary assignments of high-risk policies, participation in reinsurance facilities and underwriting associations, assessments and other governmental charges;

•	minimum amounts of capital and surplus that must be maintained;

•	limitations on types and amounts of investments;

•	limitation of the right to cancel or non-renew policies;

•	regulation of the right to withdraw from markets or terminate involvement with agencies;

•	licensing of insurers and agents;

•	reporting with respect to financial condition; and

•	transactions between an insurance company and any of its affiliates.

        In addition, state insurance department examiners perform periodic financial and market conduct examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than securityholders.

        There can be no assurance that existing insurance-related laws and regulations will not become more restrictive in the future or that new restrictive laws will not be enacted and, therefore, it is not possible to predict the potential effects of these laws and regulations on us. The costs of compliance or the failure to comply with existing or future regulations could harm our financial results.

As a holding company, we are dependent on the results of operations of our insurance company subsidiaries to meet our obligations and pay future dividends.

        We are a holding company and a legal entity separate and distinct from our insurance company subsidiaries. As a holding company without significant operations of our own, our principal sources of funds are dividends and other distributions from our insurance company subsidiaries. State insurance laws limit the ability of our insurance companies to pay dividends or other distributions and require our insurance companies to maintain specified levels of statutory capital and surplus. Some states require that we give notice to the relevant state insurance commissioner prior to its insurance subsidiaries declaring any dividends and distributions payable to us. During the notice period, the state insurance commissioner may disallow all or part of the proposed dividend if it determines that the insurer’s surplus as regards policyholders is not reasonable in relation to the insurer’s liabilities and adequate to meet its financial needs. In addition, for competitive reasons, our insurance companies need to maintain financial strength ratings, which requires us to sustain capital levels in those subsidiaries. These restrictions affect the ability of our insurance company subsidiaries to pay dividends and use their capital in other ways. Our rights to participate in any distribution of assets of our insurance company subsidiaries are subject to prior claims of policyholders and creditors (except to the extent that our rights, if any, as a creditor are recognized). Consequently, our ability to pay debts, expenses and cash dividends to our shareholders may be limited.

Our failure to maintain a commercially acceptable financial strength rating would significantly and negatively affect our ability to compete successfully.

        Financial strength ratings are an important factor in establishing the competitive position of insurance companies and may be expected to have an effect on an insurance company’s sales. A.M. Best Company Inc. has currently assigned our insurance company subsidiaries ratings of “A (Excellent)” and “A- (Excellent)". According to A.M. Best, “A” and “A-” ratings are assigned to insurers which have, on balance, excellent balance sheet strength, operating performance and business profile when compared to the standards established by A.M. Best and, in A.M. Best’s opinion, have a strong ability to meet their ongoing obligations to policyholders. A.M. Best bases its ratings on factors that concern policyholders and not upon factors concerning investor protection. Such ratings are subject to change and are not recommendations to buy, sell or hold securities. There can be no assurance that our rating or future changes to our rating will not affect our competitive position.

We may be adversely impacted by a change in our Standard & Poor’s or Moody’s ratings.

        We are rated by Standard & Poor’s and Moody’s, both independent corporate credit rating agencies. AFG’s senior indebtedness is currently rated BBB by Standard & Poor’s and Baa3 by Moody’s. Securities ratings are subject to revision or withdrawal at any time by the assigning rating organization. A security rating is not a recommendation to buy, sell or hold securities. An unfavorable change in either of these ratings could make it more expensive for us to access the capital markets and may increase the interest rate charged to us under our current multi-bank credit line. We can give no assurance that we will maintain our current Standard & Poor’s or Moody’s ratings.

We are a party to litigation which, if decided adversely to us, could impact our financial results.

        We and our subsidiaries are named as defendants in a number of lawsuits. Litigation, by its very nature, is unpredictable and the outcome of these cases is uncertain. Further, we are unable to predict the precise nature of the relief that may be sought or granted in any lawsuits or the effect that pending or future cases may have on our business, operations, profitability or financial condition.

Legal precedents regarding potential asbestos liabilities continue to evolve, and adverse developments could impact our financial results.

        We, our insurance company subsidiaries and American Premier Underwriters, Inc. are parties to litigation and receive claims asserting alleged injuries and damages from asbestos and other hazardous and toxic substances and workplace hazards and have established loss accruals for such potential liabilities. The ultimate loss for these claims may vary materially from amounts currently recorded as the conditions surrounding resolution of these claims continue to change. We are unable to predict the precise nature of the relief that may be granted in any lawsuits or the effect that future cases may have on our business, operations, profitability or financial condition.

We are subject to asbestos, environmental and mass tort claims that may impact our financial results.

        American Premier Underwriters, Inc. is a party or named as a potentially responsible party in a number of proceedings and claims by regulatory agencies and private parties under various environmental protection laws, including the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), seeking to impose responsibility on American Premier for hazardous waste remediation costs at certain railroad sites formerly owned by its predecessor, Penn Central Transportation Company, and at certain other sites where hazardous waste allegedly generated by Penn Central’s railroad operations and American Premier’s former manufacturing operations is present. As of December 31, 2003, American Premier had approximately $75 million reserved for these environmental claims. It is difficult to estimate American Premier’s liability for remediation costs at these sites for a number of reasons, including the number and financial resources of other potentially responsible parties involved at a given site, the varying availability of evidence by which to allocate responsibility among such parties, the wide range of costs for possible remediation alternatives, changing technology and the period of time over which these matters develop.

        In addition to our potential exposure for asbestos and environmental claims as discussed above, we are also subject to mass tort claims. Mass tort losses have included lead, silica and various chemical exposures. In 2002 and 2001, we increased property and casualty reserves relating to prior year’s asbestos and environmental claims by a total of $157 million. As of December 31, 2003, the aggregate net reserves held by our insurance company subsidiaries for asbestos, environmental and mass tort claims was $423 million.

The Outcome of Current Industry Litigation May Adversely Impact Our Business

        In October, 2004, the New York State Attorney General brought suit against Marsh & McClennan Companies, Inc. alleging, among other things, that the firm had manipulated the insurance market through specified conduct. The New York State Attorney General also stated that the evidence implicates certain insurance companies. There are press reports that the office of New York State Attorney General may bring suit against Aon Corp. though no suit has been brought against Aon to date. A number of state insurance departments have announced investigations of a similar nature. We are not a party to any of the litigation and have not received any subpoena or information requests. We have reviewed the allegations contained in the complaint against Marsh and have begun an internal review of our business arrangements with Marsh and Aon. While our internal investigation will be ongoing, at this time we have found no evidence of the conduct that is the subject of the complaint. The majority of our business is not placed through the brokers that are the subject of the investigation. In 2003, approximately 11% of our business was placed through Marsh and AON, and during the last 5 years, commissions paid to these brokers under incentive compensation agreements averaged less than $5 million per year. We cannot predict the ultimate outcome of the current litigation nor the impact that the outcome could have on the insurance industry or our business.

Our property and casualty reserves may be inadequate, which could significantly affect our financial results.

        We record reserve liabilities for the estimated payment of losses and loss adjustment expenses for both reported and unreported claims. Due to the inherent uncertainty of estimating reserves, it has been necessary in the past, and may continue to be necessary in the future, to revise estimated liabilities as reflected in our reserves for claims and related expenses. For example, in 2003, 2002 and 2001, we recorded charges of $167 million, $171 million and $163 million, respectively, to increase reserves relating to prior accident years. To the extent that reserves are inadequate and are strengthened, the amount of such increase is treated as a charge to earnings in the period in which the deficiency is recognized. The historic development of reserves for losses and loss adjustment expense may not necessarily reflect future trends in the development of these amounts. Accordingly, it is not appropriate to extrapolate redundancies or deficiencies based on historical information.

Variations from the actuarial assumptions used to establish certain assets and liabilities in our annuity, life, accident and health business could negatively impact AFG’s financial results.

        The earnings on certain products offered by our annuity, life, accident and health business depend significantly upon the extent to which actual experience is consistent with the assumptions used in setting reserves and establishing and amortizing deferred policy acquisition costs (“DPAC”). These assumptions relate to investment yields (and spreads over fixed annuity crediting rates), mortality, surrenders and, on some policies, morbidity. Developing such assumptions is complex and involves information obtained from company-specific and industry-wide data, as well general economic information. These assumptions, and therefore our results of operations, could be negatively impacted by changes in any of the factors listed above. For example, we recorded a pretax charge of $12.5 million in 2003 in connection with a DPAC write-off due to the negative effect of lower interest rates on our fixed annuity operations.

Adverse securities market conditions can have significant and negative effects on our investment portfolio.

        Our results of operations depend in part on the performance of our invested assets. As of December 31, 2003, 88% of our investment portfolio was invested in fixed maturity securities and 3% in equity securities. Certain risks are inherent in connection with fixed maturity securities including loss upon default and price volatility in reaction to changes in interest rates and general market factors. An increase in interest rates lowers prices on fixed maturity securities, and any sales we make during a period of increasing interest rates may result in losses. Conversely, investment income earned from future investments in fixed maturity securities will decrease if interest rates decrease.

        We cannot predict at this time whether and the extent to which industry sectors in which we maintain investments may suffer losses as a result of potential decreased commercial and economic activity, or how any such decrease might impact the ability of companies within the affected industry sectors to pay interest or principal on their securities, or how the value of any underlying collateral might be affected.

The continued threat of terrorism and ongoing military and other actions may adversely affect our financial results.

        AFG recorded a loss of $25 million related to the terrorist attack on the World Trade Center in 2001. The continued threat of terrorism, both within the United States and abroad, and the ongoing military and other actions and heightened security measures in response to these types of threats, may cause significant volatility and declines in the equity markets in the United States, Europe and elsewhere, loss of life, property damage, additional disruptions to commerce and reduced economic activity. Actual terrorist attacks could cause losses from insurance claims related to our property and casualty and life insurance operations with adverse financial consequences. The Terrorism Risk Insurance Act of 2002 requires that some coverage for terrorist acts be offered by primary property insurers such as our insurance subsidiaries and provides Federal assistance for recovery of claims through 2005. In addition, some of the assets in our insurance subsidiaries’ investment portfolios may be adversely affected by declines in the capital markets and economic activity caused by the continued threat of terrorism, ongoing military and other actions and heightened security measures.

        We can offer no assurances that the threats of future terrorist-like events in the United States and abroad or military actions by the United States will not have a material adverse effect on our business, financial condition or results of operations.

The inability to obtain reinsurance could adversely impact our results.

        We rely on the use of reinsurance to limit the amount of risk we retain. The following amounts of gross property and casualty premiums have been ceded to other insurers: 2003—$1.5 billion (43%); 2002—$1.5 billion (39%); and 2001—$938 million (27%). The availability and cost of reinsurance are subject to prevailing market conditions which are beyond our control and which may affect our level of business and profitability. We are also subject to credit risk with respect to our reinsurers, as the ceding of risk to reinsurers does not relieve us of our liability to insureds.

Certain shareholders exercise substantial control over our affairs and may have interests that differ from your interests.

        As of December 31, 2003, Carl H. Lindner, S. Craig Lindner, Carl H. Lindner III, Keith E. Lindner and trusts for their benefit, which we refer to collectively as the Lindner family, were the beneficial owners of approximately 42% of our outstanding common stock. As a result, the Lindner family exercises substantial control over the election of our board of directors and significantly influences our corporate actions. In addition, the American Financial Group, Inc. Retirement and Savings Plan owned approximately 11% of our outstanding common stock at December 31, 2003. Our board of directors appoints an Administrative Plan Committee of the Retirement and Savings Plan which directs the voting of shares held by the Retirement and Savings Plan. The Administrative Plan Committee is currently composed solely of our officers. The interests of the Lindner family, as well as the interests of the Retirement and Savings Plan, may differ from those of our other stockholders and they may take actions that advance their respective interests to the detriment of our other stockholders.

The price of our common stock may fluctuate significantly which may make it difficult for you to resell common stock when you want or at price you find attractive.

        The price of our common stock as listed on the NYSE and Nasdaq National Market constantly changes. Since January 1, 2003, our common stock has traded at prices ranging between $18.00 and $31.00. We expect that the market price of our common stock will continue to fluctuate. Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated variations in our quarterly operating results;

•	actual or anticipated changes in the dividends we pay on our common stock;

•	recommendations by securities analysts;

•	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends, concerns and other issues in our industry; and

•	geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as terrorist attacks, war, economic slowdowns or recessions, interest rate changes, credit loss trends or currency fluctuations, could also cause our stock price to decrease regardless of our operating results.

        The stock market in general has experienced in the past, and may experience in the future, extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus (including the information incorporated by reference) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Some of the forward-looking statements can be identified by the use of forward-looking words such as “anticipates”, “believes”, “expects”, “estimates”, “intends”, “plans”, “seeks”, “could”, “may”, “should”, “will” or the negative version of those words or other comparable terminology. Examples of such forward-looking statements include statements relating to: expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; expected losses and the adequacy of reserves, including losses and reserves for asbestos, environmental pollution and mass tort claims, rate increases, improved loss experience and expected expense savings resulting from recent initiatives.

        Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including:

•	changes in economic conditions, including interest rates, performance of securities markets and the availability of capital;

•	regulatory actions;

•	changes in legal environment;

•	tax law changes;

•	levels of natural catastrophes, terrorist events, incidents of war and other major losses;

•	development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims;

•	the unpredictability of possible future litigation if certain settlements do not become effective;

•	adequacy of insurance reserves;

•	trends in mortality and morbidity;

•	availability of reinsurance and ability of reinsurers to pay their obligations;

•	competitive pressures, including the ability to obtain rate increases; and

•	changes in debt and claims paying ratings.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Neither we nor any trust undertake any obligation to publicly update or review any forward-looking statement.

AMERICAN FINANCIAL GROUP, INC.

        We are a holding company which, through subsidiaries, is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, life, and supplemental health insurance products. We were incorporated as an Ohio corporation in 1997, and our predecessor holding company originated in 1955. Our insurance subsidiaries have been operating as far back as the 1800s. Our address is One East Fourth Street, Cincinnati, Ohio 45202; our phone number is (513) 579-2121. SEC filings, news releases and other information may be accessed free of charge through our Internet site at: www.afginc.com. Except for documents specifically incorporated by reference in this prospectus, information contained on our website is not part of this prospectus.

        Over the years, we and our predecessors have owned, operated, and invested in businesses in a variety of industries and geographic areas, culminating in today’s group of insurance companies. Generally, our interests have been in the following areas: insurance, savings and loan, leasing, banking, real estate, communications/entertainment and food distribution. A small number of opportunistic investments have been made in troubled and other undervalued assets.

THE AMERICAN FINANCIAL CAPITAL TRUSTS

        American Financial Capital Trust II, American Financial Capital Trust III and American Financial Capital Trust IV are statutory business trusts formed under Delaware law pursuant to three separate declarations of trust executed by us, as sponsor, and the trustees (described below) for the trusts and the filing of three separate certificates of trust with the Delaware Secretary of State. Each trust’s declaration will be amended and restated as of the date the securities of such trust are initially issued. The amended declaration will be qualified as an indenture under the Trust Indenture Act of 1939. Unless the context otherwise indicates, all references to the “trust” or the “trusts” in this prospectus shall mean the American Financial Capital Trust II, American Financial Capital Trust III and American Financial Capital Trust IV.

        Each trust exists solely to:

•	issue its preferred securities and common securities representing undivided beneficial interests in the assets of that trust;

•	invest the proceeds from the issuance of those securities in our junior subordinated debt securities; and

•	engage only in incidental activities.

        The rights of the holders of each trust’s securities, including economic rights, rights to information and voting rights, will be set forth in the trust’s amended declaration of the trust, the Delaware Business Trust Act and the Trust Indenture Act.

        We will own, directly or indirectly, all of the common securities of each trust, which will have an aggregate liquidation amount equal to 3% of the total capital of each trust. The common securities will generally rank equally in right of payment with the preferred securities, and payments on both will be made pro rata. However, upon an event of default under a trust’s amended declaration, the rights of the holders of the common securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. We will pay all fees and expenses related to the trusts and the offering of each trust’s securities.

        We, as holder of all of the common securities, will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trusts. The business and affairs of the trusts will be conducted by the trustees, and the duties and obligations of the trustees will be governed by the applicable amended declarations of the trusts.

        At least two of the trustees of each trust will be persons who are employees or officers of, or otherwise affiliated with, us. These persons are sometimes referred to herein as “regular” trustees. One trustee of each trust will be a financial institution which will be unaffiliated with us and will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act under the terms of the applicable amended declaration and as may be further described in a prospectus supplement. The property trustee will hold title to the junior subordinated debt securities for the benefit of the holders of each trust’s securities. In addition, unless the property trustee maintains a principal place of business in the state of Delaware and otherwise meets the requirements of applicable law, one trustee of each trust will be a legal entity having a principal place of business in, or an individual resident of, the state of Delaware.

        Unless otherwise indicated in a prospectus supplement, The Bank of New York will be the property trustee and The Bank of New York (Delaware) will be the Delaware trustee. The address of the principal corporate trust office of The Bank of New York is 101 Barclay Street, New York, New York, 10286 and for The Bank of New York (Delaware) is 502 White Clay Center, Route 273, Newark, Delaware, 19711. The principal place of business of the trusts will be c/o American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio, 45202, telephone number (513) 579-2121.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of any securities offered hereby by AFG for general corporate purposes, which may include investment in insurance businesses and the repayment of our outstanding debt and the debt of our subsidiaries. Until the net proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term marketable securities. The specific allocations, if any, of the proceeds of any of the securities will be described in the prospectus supplement. The proceeds from any sale of preferred securities by any trust will be invested in our debt securities.

        While we will not directly receive any proceeds from the sale of common stock by the selling shareholder, the selling shareholder is one of our wholly-owned subsidiaries. As the shares of common stock beneficially owned by the selling shareholder are held to satisfy certain historical expenses associated with litigation and claims asserting alleged injuries and damages from asbestos, environmental and other substances and workplace hazards, the selling shareholder intends to use the proceeds from any sale of common stock to pay amounts which may arise from such litigation and claims.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

General

        We may issue, in one or more offerings, any combination of senior or subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and stock purchase units. The trusts may issue in one or more offerings, trust preferred securities that will be unconditionally guaranteed by us.

        This prospectus contains a summary of the general terms of the various securities that we or the trusts may offer. The prospectus supplement relating to any particular securities offered will describe the specific terms of the securities. The summary in this prospectus and in any prospectus supplement does not describe every aspect of the securities and is subject to and qualified in its entirety by reference to all applicable provisions of the documents relating to the securities offered. These documents are or will be filed as exhibits to or incorporated by reference in the registration statement.

        In addition, the prospectus supplement will set forth the terms of the offering, the initial public offering price and net proceeds to us or the trusts. Where applicable, the prospectus supplement will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange.

Book-Entry System

        Unless otherwise indicated in a prospectus supplement, the debt securities and preferred securities offered by us and the trusts will be issued in the form of one or more fully registered global securities. These global securities will be deposited with, or on behalf of, the Depository Trust Company and registered in the name of its nominee. Except as described below, the global securities may be transferred, in whole and not in part, only to DTC or to another nominee of DTC.

        DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a "banking organization" within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in participants’ accounts. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC administers its book-entry system in accordance with its rules and bylaws and legal requirements.

        Upon issuance of a global security representing offered securities, DTC will credit on its book-entry registration and transfer system the principal amount to participants’ accounts. Ownership of beneficial interests in the global security will be limited to participants or to persons that hold interests through participants. Ownership of interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and the participants (with respect to the owners of beneficial interests in the global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

        So long as DTC (or its nominee) is the registered holder and owner of a global security, DTC (or its nominee) will be considered, for all purposes under the applicable indenture, the sole owner and holder of the related offered securities. Except as described below, owners of beneficial interests in a global security will not:

•	be entitled to have the offered securities registered in their names; or

•	receive or be entitled to receive physical delivery of certificated offered securities in definitive form.

        Each person owning a beneficial interest in a global security must rely on DTC’s procedures (and, if that person holds through a participant, on the participant’s procedures) to exercise any rights of a holder of offered securities under the global security or any applicable indenture, or otherwise. The indentures provide that DTC may grant proxies and otherwise authorize participants to take any action which it (as the holder of a global security) is entitled to take under the indentures or the global security. We understand that under existing industry practice, if we or a trust request any action of holders or an owner of a beneficial interest in a global security desires to take any action that DTC (as the holder of the global security) is entitled to take, DTC would authorize the participants to take that action and the participants would authorize their beneficial owners to take the action or would otherwise act upon the instructions of their beneficial owners.

        We or the trusts will make payments with respect to offered securities represented by a global security to DTC. We expect that DTC, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests. We also expect that payments by participants to owners of beneficial interests in a global security held through them will be governed by standing instructions and customary practices (as is the case with securities held for customers’ accounts in “street name”) and will be the responsibility of the participants. None of us, the trusts or any trustee will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for any securities;

•	maintaining, supervising, or reviewing any records relating to any beneficial ownership interests;

•	any other aspect of the relationship between DTC and its participants; or

•	the relationship between the participants and the owners of beneficial interests in a global security.

        Unless and until they are exchanged in whole or in part for certificated securities in definitive form, the global securities may not be transferred except as a whole by DTC to its nominee or by its nominee to DTC or another nominee.

        The securities of any series represented by a global security may be exchanged for certificated securities in definitive form if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

•	we decide at any time not to have the securities of that series represented by a global security and so notifies DTC; or

•	in the case of debt securities, an event of default has occurred and is continuing with respect to the debt securities.

        If there is such an exchange, we will issue certificated securities in authorized denominations and registered in such names as DTC directs. Subject to the foregoing, a global security is not exchangeable, except for a global security of the same aggregate denomination to be registered in DTC’s or its nominee’s name.

DESCRIPTION OF DEBT SECURITIES

General

        The debt securities are governed by documents called “indentures.” An indenture is a contract between American Financial Group and the trustee named in the applicable prospectus supplement, which acts as trustee for the debt securities. There may be more than one trustee under each indenture for different series of debt securities. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “—Remedies If An Event of Default Occurs.” Second, the trustee may perform administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell, and sending you notices. We anticipate that we will perform these duties with respect to the debt securities.

        The debt securities will be unsecured general obligations of us and may include:

•	senior debt securities, to be issued under the senior indenture;

•	subordinated debt securities, to be issued under the subordinated indenture; and

•	junior subordinated debt securities, to be issued under the junior subordinated indenture in conjunction with the issuance of preferred securities of the trusts.

        If issued, the junior subordinated debt securities will be purchased by a trust using proceeds from issuances of the preferred securities of such trust. When we refer to the indenture, we mean the senior indenture, the subordinated indenture and the junior subordinated indenture collectively, unless we indicate otherwise. When we refer to the trustee, we mean the senior trustee, the subordinated trustee and the junior subordinated trustee collectively, unless we indicate otherwise.

        This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are senior debt securities, subordinated debt securities or junior subordinated debt securities and will describe the specific terms of the debt securities. The summary in this section and in any prospectus supplement does not describe every aspect of the senior, subordinated or junior subordinated indenture or the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture and the debt securities. The forms of the senior indenture, subordinated indenture and junior subordinated indenture and the forms of the debt securities are or will be filed as exhibits to or incorporated by reference in the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

        If we had issued senior debt securities on September 30, 2004, we would have had no outstanding debt senior to the senior debt securities, $677 million debt outstanding pari passu to the senior debt securities and no debt outstanding junior to the senior debt securities. If we had issued subordinated debt securities on September 30, 2004, we would have had $677 million debt outstanding senior to the subordinated or junior subordinated debt securities, no subordinated debt outstanding pari passu to the subordinated debt securities and no junior debt outstanding junior to the subordinated debt securities. We are structured as a holding company and we conduct most of our business operations through subsidiaries. Any debt securities issued would be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

        The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, and the date or dates from which the interest will accrue;

•	the dates on which interest on the debt securities will be payable and the regular record dates for those interest payment dates;

•	the place or places where the principal of and premium, if any, and interest shall be payable, where the debt securities may be surrendered for transfer or exchange, and where notices may be served;

•	the date, if any, after which and the price or prices at which the debt securities may, in accordance with any option or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the holder’s option;

•	if other than denominations of $1,000 and any integral multiple thereof, the denomination in which the debt securities will be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

•	any addition to any events of default or covenants with respect to the securities;

•	any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

•	any provision relating to the defeasance of our obligations in connection with the debt securities;

•	any provision regarding exchangeability or conversion of the debt securities into our common stock or other securities;

•	whether any debt securities will be issued in the form of a global security, and, if different than described above under “Description of the Securities We May Offer—Book Entry System,” any circumstances under which a global security may be exchanged for debt securities registered in the names of persons other than the depositary for the global security or its nominee;

•	whether the debt securities are senior, subordinated or junior subordinated debt securities;

•	the subordination provisions applicable to the subordinated debt securities or junior subordinated debt securities; and

•	any other material terms of the debt securities.

        The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your debt securities to be described in the prospectus supplement. The prospectus supplement relating to the debt securities will be attached to the front of this prospectus.

        The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities are governed by Ohio law.

Events Of Default

        You will have special rights if an “event of default” occurs, with respect to any series, and is not cured, as described later in this subsection. Under the indenture, the term “event of default” means any of the following:

•	we do not pay interest on a debt security, in the case of senior debt securities or subordinated debt securities, within 30 days of its due date and, in the case of junior subordinated debt securities, within 60 days of its due date;

•	we do not pay the principal or any premium on a debt security on its due date;

•	we remain in breach of any covenant or warranty described in the indenture for 60 days after we receive a notice stating we are in breach. In the case of senior debt securities or subordinated debt securities, the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities, and in the case of the junior subordinated debt securities, the notice must be sent by the trustee;

•	we fail to pay an amount of debt as defined in any mortgage, indenture, security interest or other instrument totaling more than $10,000,000 ($15,000,000 in the case of junior subordinated debt securities), our obligation to repay is accelerated by our lenders, and this payment obligation remains accelerated for 10 days after we receive notice of default as described in the previous paragraph;

•	we become subject to final, non-appealable judgments, orders or decrees requiring payments of more than $10,000,000 ($15,000,000 in the case of junior subordinated debt securities) and such judgment, order or decree remains unsatisfied for 60 days (30 days in the case of junior subordinated debt securities) during which a stay of enforcement has not been in effect after we receive notice as described two paragraphs above; or

•	certain events of bankruptcy, insolvency or reorganization of us.

Remedies if an Event of Default Occurs

        If an event of default has occurred and has not been cured (if a cure period is provided for), the trustee or the direct holders of 25% in principal amount of the outstanding senior debt securities or subordinated debt securities of the affected series, or any holder of preferred securities in the case of an event of default with respect to the junior subordinated debt securities, may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a “declaration of acceleration of maturity.”

        Except in cases of default, whereby a trustee has some special duties, a trustee is not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture.

        In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60 day period after receipt of the above notice.

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

Modification

        There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval

        First, there are changes that cannot be made to the indentures or your debt securities without your specific approval. Following is a list of those types of changes:

•	change the payment due date of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to modify or amend the indenture;

•	reduce the percentage in principal amount of debt securities, the consent of whose holders is required to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Vote

        The second type of change to the indentures and the debt securities is the kind that requires consent of the holders of a majority in principal amount of the outstanding debt securities of the particular series affected. With a majority vote, the holders may waive past defaults, provided that such defaults are not of the type described previously under “Changes Requiring Your Approval.”

Changes Not Requiring Approval

        The third type of change does not require any vote by direct holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

Consolidation, Merger And Sale Of Assets

        We may consolidate or merge with or into another entity, and we may sell or lease substantially all of our assets to another corporation if the following conditions, among others, are met:

•	where we merge out of existence or sell or lease substantially all our assets, the other entity must be a corporation, partnership or trust organized under the laws of a state or the District of Columbia or under federal law, and it must agree to be legally responsible for the debt securities; and

•	the merger, sale of assets or other transaction must not cause a default or an event of default on the debt securities.

Form, Exchange, Registration And Transfer

        Generally, we will issue debt securities only in registered global form. However, if specified in the prospectus supplement or in the certain instances described in “Description of the Securities We May Offer — Book-Entry System,” we may issue certificated securities in definitive form.

        You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

        You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another entity or perform this role ourselves. The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

        If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment And Paying Agents

        We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

        In the past, we have chosen to pay interest by mailing checks. We may also choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from the trust office.

        We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

        Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Provisions Applicable To Junior Subordinated Debt Securities

        The following provisions will apply solely to junior subordinated debt securities.

Events of Default

        In addition to the events described above under “Description of Debt Securities — Events of Default” applicable to all debt securities, the voluntary or involuntary dissolution, winding up or termination of a trust that owns the series of junior subordinated debt securities will constitute an event of default for any series of junior subordinated debt securities, except in connection with:

•	the distribution of such junior subordinated debt securities to holders of the trust’s securities;

•	the redemption of all of the trust's securities; and

•	mergers, consolidations or similar events permitted by the amended declaration of the trust.

        The holders of at least a majority in aggregate liquidation amount of the trust preferred securities of a trust may waive any default or event of default with respect to such series and its consequences, except defaults or events of default that are not waivable under the junior subordinated indenture (such as defaults regarding payment of principal, premium, if any, or interest).

        Any waiver will cure the default or event of default. If, under the amended declaration of the trust, an event of default has occurred and is attributable to the failure of us to pay principal, premium, if any, or interest on, such junior subordinated debt securities, then each holder of the preferred securities of the trust may sue us or seek other remedies, to force payment to such holder of the principal of, premium, if any, or interest on, such junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities held by such holder.

Subordination of Junior Subordinated Debt Securities

        The junior subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The junior subordinated indenture will not limit the amount of junior subordinated debt securities which we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF COMMON STOCK

        This section summarizes the general terms of the common stock that we or American Premier Underwriters, Inc., as selling shareholder, may offer. The prospectus supplement relating to the common stock offered will set forth the number of shares offered, the initial offering price and recent market prices, dividend information and any other relevant information. The summary in this section and in the prospectus supplement does not describe every aspect of the common stock and is subject to and qualified in its entirety by reference to all the provisions of our Amended and Restated Articles of Incorporation and Code of Regulations and to the provisions of the Ohio General Corporation Law.

        The total number of authorized shares of common stock is 200,000,000. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock have the right to cumulate their votes in the election of directors but are not entitled to any preemptive rights.

        Subject to restrictions under agreements related to our indebtedness and to preferences that may be granted to holders of preferred stock, holders of common stock are entitled to the share of such dividends as our board of directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of common stock entitles its holder to participate ratably in the assets remaining after the payment of liabilities and any preferred stock liquidation preferences.

        As of September 30, 2004, we had 72,318,964 shares of common stock outstanding and eligible to vote, which does not include 11,315,103 shares held by our subsidiaries, including the selling shareholder. Under Ohio law, shares held by subsidiaries are not entitled to vote at meetings of shareholders or by written consent. Shares of common stock carry no conversion subscription rights and are not subject to redemption. All outstanding shares of common stock are, and any shares of common stock issued upon conversion of any convertible securities will be, fully paid and nonassessable.

        The outstanding shares of our common stock are listed on the New York Stock Exchange and Nasdaq National Market and trade under the symbol “AFG.” We act as our own transfer agent and registrar.

DESCRIPTION OF PREFERRED STOCK

        The following briefly summarizes the material terms of the preferred stock that we may offer, other than pricing and related terms disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock that we offer, which we will describe in more detail in any prospectus supplement relating to such series. You should also read the more detailed provisions of our Amended and Restated Articles of Incorporation and the statement with respect to shares relating to each particular series of preferred stock for provisions that may be important to you. The statement with respect to shares relating to each particular series of preferred stock offered by the accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

        Our board of directors is authorized to issue up to 12,500,000 shares of voting preferred stock and up to 12,500,000 shares of non-voting preferred stock. As of the date of this prospectus, we have not issued any shares of preferred stock. Our board of directors can issue shares of preferred stock in one or more series and can specify the following terms for each series:

•	the number of shares;

•	the designation, powers, preferences and rights of the shares; and

•	the qualifications, limitations or restrictions, except as otherwise stated in the articles of incorporation.

        Before issuing any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock, and the resolutions will be filed in a statement with respect to shares as an amendment to the articles of incorporation.

        The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees and our subsidiaries pursuant to benefit plans or otherwise. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change in control of us.

        Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

        The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

        Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, the shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

        Unless the particular prospectus supplement states otherwise, holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books. Dividends on any series of preferred stock may be cumulative or noncumulative.

        We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

        Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all such series of preferred stock.

        Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of ours ranking junior to the preferred stock unless full dividends on all series of preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

        The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

        If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holders, or may be mandatorily redeemed.

        Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

        Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

        Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including common stock.

        If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

        If we issue voting preferred stock, holders of preferred stock will be entitled to one vote per share on each matter submitted to our shareholders. If we issue non-voting preferred stock, holders of preferred stock will have no voting rights, except as required by applicable law. The prospectus supplement will state the voting rights, if any, applicable to any particular series of preferred stock.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of common stock, debt securities or other securities registered pursuant to this registration statement and described in this prospectus. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. We will issue each series of warrants under a separate warrant agreement that will be entered into between us and a bank or trust company, as warrant agent, and will be described in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes certain general terms and provisions of debt warrants or common stock warrants we may offer. We will set forth further terms of the debt warrants, common stock warrants or warrants to purchase other securities and the applicable warrant agreement in the applicable prospectus supplement.

Common Stock Warrants

        The applicable prospectus supplement will describe the terms of any common stock warrants, including the following:

•	the title of such warrants;

•	the offering price of such warrants, which we may distribute proportionately free of charge to our shareholders (in the applicable prospectus supplement, we may refer to warrants distributed proportionately free of charge to our shareholders as rights to purchase our common stock);

•	the aggregate number of such warrants;

•	the designation and terms of the common stock issued by us purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

•	the number of shares of common stock issued by us purchasable upon exercise of the warrants and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	the identity of the warrant agent for the warrants; and

•	the antidilution provisions of the warrants, if any.

Debt Warrants

        The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the securities with which such debt warrants are issued and the number of such debt warrants issued with each security;

•	if applicable, the date from and after which such debt warrants and any securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered form;

•	information with respect to book-entry procedures, if any;

•	the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	the identity of the warrant agent for the warrants;

•	the antidilution provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrant; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

DESCRIPTION OF DEPOSITARY SHARES

        The following briefly summarizes the provisions of the depositary shares and depositary receipts that we may issue from time to time and which would be important to holders of depositary receipts, other than pricing and related terms, which will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the depositary shares or depositary receipts being offered and provide any additional provisions applicable to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the form of deposit agreement filed as an exhibit to the registration statement which contains this prospectus.

Depositary Shares

        We may offer depositary shares evidenced by depositary receipts. Each depositary share represents a fraction or a multiple of a share of a particular series of preferred stock that we issue and deposit with a depositary. The fraction or the multiple of a share of preferred stock, which each depositary share represents, will be set forth in the applicable prospectus supplement.

        We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as our preferred stock depositary. We will name the depositary in the applicable prospectus supplement. Each holder of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction or multiple of a share of preferred stock represented by the depositary share. These rights include any applicable dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares.

Depositary Receipts

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to anyone who is buying the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Withdrawal of Preferred Stock

        Unless the related depositary shares have previously been called for redemption, a holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit that preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

        The depositary will distribute to record holders of depositary shares any cash dividends or other cash distributions it receives on preferred stock. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole U.S. dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares.

        In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a

distribution.     If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

        The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the preferred stock depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

        If the series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day, provided we have paid in full to the depositary the redemption price of the preferred stock to be redeemed and any accrued and unpaid dividends. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot or ratably or by any other equitable method as the depositary will decide.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the preferred stock depositary. Any funds that we deposit with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the preferred stock. The materials the holders will receive will describe the matters to be voted on and explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. To the extent possible, the depositary will vote the shares as instructed by the holder. We agree to take all reasonable actions that the depositary determines are necessary to enable it to vote as a holder has instructed. The depositary will abstain from voting shares of preferred stock deposited under a deposit agreement if it has not received specific instructions from the holder of the depositary shares representing those shares.

Amendment and Termination of the Deposit Agreement

        We may agree with the depositary to amend the deposit agreement and the form of depositary receipt at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the affected depositary shares then outstanding. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “– Withdrawal of Preferred Stock,” to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

        The deposit agreement automatically terminates if a final distribution in respect of the preferred stock has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up. We may also terminate the deposit agreement at any time we wish with at least 60 days prior written notice to the depositary. If we do so, the depositary will give notice of termination to the record holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole or fractional shares of the series of preferred stock underlying that holder’s depositary receipts.

Charges of Depositary and Expenses

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the related series of offered preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of offered preferred stock by holders of the depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary receipts will pay other taxes and governmental charges and any other charges provided in the deposit agreement to be payable by them.

Limitations on Our Obligations and Liability to Holders of Depositary Receipts

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary as follows:

•	we and the depositary are only liable to the holders of depositary receipts for negligence or willful misconduct; and

•	we and the depositary have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on your behalf or on behalf of any other party, unless you provide us with satisfactory indemnity.

Resignation and Removal of Depositary

        The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Within 60 days after the delivery of the notice of resignation or removal of the depositary, we will appoint a successor depositary.

Reports to Holders

        We will deliver all required reports and communications to holders of the offered preferred stock to the depositary, and it will forward those reports and communications to the holders of depositary shares.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
AND THE STOCK PURCHASE UNITS

        We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share and the number of shares of our common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either:

•	senior debt securities or subordinated debt securities;

•	shares of preferred stock;

•	preferred securities of American Financial Capital Trust II, American Financial Capital Trust III or American Financial Capital Trust IV; or

•	debt obligations of third parties, including U.S. Treasury securities.

        The stock purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to:

•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

General

        The amended declarations of American Financial Capital Trust II, American Financial Capital Trust III and American Financial Capital Trust IV authorize each trust to issue one series of trust preferred securities and one series of trust common securities, the terms of which will be described in a prospectus supplement. The trusts will use the proceeds from the sale of the trust preferred securities and trust common securities to purchase a series of junior subordinated debt securities issued by us. The property trustee will hold the junior subordinated debt securities in trust for the benefit of the holders of the trust preferred securities. We, as sponsor of the trusts, will purchase all of the common securities of each trust.

        This section summarizes the general terms of the preferred securities that the trusts may offer. The prospectus supplement relating to any particular preferred securities offered by the trusts will describe the specific terms of the trust preferred securities. The summary in this section and in any prospectus supplement does not describe every aspect of the trust preferred securities offered and is subject to and qualified in its entirety by reference to all the provisions of the amended declaration and the trust preferred securities. The forms of the amended declarations and the trust preferred securities are or will be filed as exhibits to or incorporated by reference in the registration statement.

        We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the trust preferred securities, but only to the extent the applicable trust has funds available to make those payments and has not made the payments. The trust preferred securities guarantee by us is described in more detail below under “Description of the Trust Preferred Securities Guarantee.”

        The assets of each trust available for distribution to the holders of its trust preferred securities will be limited to payments from us under the series of junior subordinated debt securities held by such trust. If we fail to make a payment on the junior subordinated debt securities, the trust will not have sufficient funds to make related payments, including distributions, on their respective trust preferred securities.

        The trust preferred securities guarantee, when taken together with our obligations under the series of junior subordinated debt securities, the junior subordinated indenture and the amended declaration of trusts, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by such trust.

        The prospectus supplement relating to any particular trust preferred securities will describe the specific terms of the trust preferred securities. In particular, the prospectus supplement will describe:

•	the name of the trust preferred securities;

•	the designation of the trust preferred securities;

•	the dollar amount and number of trust preferred securities issued by such trust;

•	the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

•	the date(s) or the method to determine the date(s) from which distributions shall be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which such trust preferred securities shall be purchased or redeemed, in whole or in part;

•	the optional right of the trust to defer quarterly distributions on the preferred securities;

•	the terms and conditions, if any, upon which the applicable series of junior subordinated debt securities and the related trust preferred securities guarantee may be distributed to holders of the trust preferred securities upon liquidation, dissolution, termination or winding up of the trust;

•	any voting rights of the trust preferred securities other than those described in this section;

•	any securities exchange on which the trust preferred securities will be listed;

•	whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements;

•	any other relevant rights, preferences, privileges, limitations or restrictions of such trust preferred securities; and

•	any applicable United States federal income tax considerations.

Liquidation Distribution Upon Dissolution

        The amended declaration of each trust will state that such trust shall be dissolved:

•	on the expiration of the term of the trust;

•	upon the bankruptcy, dissolution or liquidation of us;

•	upon a change in law requiring the trust to register as an investment company under the Investment Company Act of 1940;

•	unless we take certain actions, upon a change in the law resulting in the trust being subject to United States federal income tax on income received from the junior subordinated debt securities held by the trust, the interest payable by us on the junior subordinated debt securities not being deductible for United State federal income tax purposes, or the trust being subject to more than a de minimus amount of other taxes;

•	upon the redemption, conversion or exchange of all of the trust securities of the trust;

•	upon the repayment of all of the junior subordinated debt securities held by the trust or at the time that no such junior subordinated debt securities are outstanding;

•	upon entry of a court order for the dissolution of the trust; or

•	upon our election to terminate the trust and distribute the related junior subordinated debt securities directly to the holders of the trust securities.

        Upon dissolution, after the applicable trust pays all amounts owed to creditors, the holders of the trust securities will be entitled to receive:

•	cash equal to the aggregate liquidation amount of each trust security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; or

•	junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities.

        If the trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the trust on its trust securities shall be paid pro rata. However, if an event of default under the related indenture has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

Events Of Default

        An event of default under the junior subordinated indenture relating to a series of junior subordinated debt securities is an event of default under the amended declaration of the trust. We have described these events of default under the sections entitled “Description of Debt Securities – Provisions Applicable to All Debt Securities – Events of Default” and “– Provisions Applicable to Junior Subordinated Debt Securities Events of Default.”

        We and the regular trustees of each trust must file annually with the property trustee for each trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related amended declaration.

        Upon the occurrence of an event of default, the property trustee of the trust, as the sole holder of the junior subordinated debt securities held by the trust, will have the right under the junior subordinated indenture to declare the principal of, premium, if any, and interest on such junior subordinated debt securities to be immediately due and payable.

        If a property trustee fails to enforce its rights under the amended declaration or the junior subordinated indenture then, to the fullest extent permitted by law, and subject to the terms of the amended declaration and the junior subordinated indenture, any holder of trust preferred securities may sue us, or seek other remedies, to enforce the property trustee’s rights under the amended declaration or the junior subordinated indenture without first instituting a legal proceeding against such property trustee or any other person.

        If we fail to pay principal, premium, if any, or interest on a series of junior subordinated debt securities when payable, then a holder of such trust preferred securities may directly sue us or seek other remedies, to collect its pro rata share of payments owned.

Removal And Replacement Of Trustees

        Only the holders of trust common securities may remove or replace the trustees of any trust. The resignation or removal of any trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the amended declaration for the trust.

Mergers, Consolidations, Conversions Or Amalgamations Of The Trusts

        No trust may consolidate, amalgamate, merge with or into, or be converted into or replaced by or convey, transfer or lease their properties and assets substantially as an entirety to any other corporation or other body, except as described below. Each trust may, with the consent of a majority of its regular trustees and without the consent of the holders of its trust securities or the other trustees, engage in any of the merger events referred to above under the conditions set forth in the amended declaration and described in a prospectus supplement.

        In addition, unless all of the holders of the trust preferred securities and trust common securities approve otherwise, a trust may not consent to or engage in a merger event if that event would cause the trust or the successor entity to be classified other than as a grantor trust for United States Federal income tax purposes.

Information Concerning Duties Of The Property Trustee

        For matters relating to compliance with the Trust Indenture Act, the property trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee undertakes to perform only such duties as are specifically set forth in the amended declaration and, upon an event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the applicable amended declaration at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the trust preferred securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the property trustee to take any action following an event of default under the junior subordinated indenture.

Miscellaneous

        The regular trustees of each trust are authorized and directed to conduct the affairs of each trust and to operate each trust in such a way that:

•	it will not be deemed to be an “investment company” required to be registered under the Investment Company Act of 1940;

•	it will be classified as a grantor trust for United States Federal income tax purposes; and

•	the junior subordinated debt securities held by it will be treated as indebtedness of us for United States Federal income tax purposes.

        We and the regular trustees of each trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or amended declaration) that we and the regular trustees of the trust determine to be necessary or desirable for such purposes.

        Holders of trust preferred securities have no preemptive or similar rights.

        No trust may borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

        The amended declaration and the related trust preferred securities will be governed by and construed in accordance with the laws of the state of Delaware and the Trust Indenture Act.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

General

        We will execute a trust preferred securities guarantee, which benefits the holders of trust preferred securities, at the time that the trust issues the trust preferred securities. The trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act and will be held for the benefit of holders of trust preferred securities by a guarantee trustee meeting the requirements of the Trust Indenture Act. Unless otherwise indicated in a prospectus supplement, Bank of New York (Delaware) will be the guarantee trustee.

Guarantee Payment

        This section summarizes the general terms of the guarantees that we will provide in respect of the preferred securities that the trusts may offer. The summary in this section does not describe every aspect of the guarantee and is subject to and qualified in its entirety by reference to the description in the related prospectus supplement and to all the provisions of the guarantee agreements. The form of the guarantee agreement is or will be filed as an exhibit to the registration statement.

        We will irrevocably agree, as described in the trust preferred securities guarantee, to pay in full, to the holders of the trust preferred securities issued by the trusts, the following trust preferred securities guarantee payments when due to the extent not paid by the trusts, regardless of any defense, right of set-off or counterclaim, which the trusts may have or assert:

•	any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds available to make the payment;

•	the redemption price, to the extent that the trust has funds available to make the payment; and

•	upon a voluntary or involuntary dissolution and liquidation of the trust (other than in connection with a distribution of junior subordinated debt securities to holders of such trust preferred securities or the redemption of all such trust preferred securities), the lesser of

    (1)          the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available to make the payment; and

(2) the amount of assets of the trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and liquidation of the trust.

        Our obligation to make a trust preferred securities guarantee payment may be satisfied by directly paying the required amounts to the holders of the trust preferred securities or by causing the trust to pay the amounts to the holders.

        The combined operation of our obligations under the junior subordinated indenture and the trust preferred securities guarantee and amended declaration has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under its trust preferred securities.

Status Of The Trust Preferred Securities Guarantee

        The trust preferred securities guarantee will constitute an unsecured obligation of us and will rank:

•	subordinated and junior in right of payment to all our other liabilities except those liabilities made equal or subordinate to the guarantee by their terms; and

•	senior to the following:

(1) all capital stock (other than the most senior preferred shares issued, from time to time, by us, which will rank equally with the guarantee) issued by us; and

(2) any guarantee entered into by us relating to our capital stock (other than the most senior preferred shares issued, from time to time, by us).

        The trust preferred securities guarantee will rank equally with obligations under other guarantee agreements that we may enter into from time to time if both:

•	the agreements are in substantially the form of the preferred securities guarantee and provide for comparable guarantees by us of payment on preferred securities issued by our other trusts or financing vehicles; and

•	the debt relating to those preferred securities are our subordinated, unsecured indebtedness.

        By acceptance of the trust preferred securities, holders accept the subordination provisions and other terms of the trust preferred securities guarantee. The trust preferred securities guarantee will constitute a guarantee of payment and not of collection. In other words, the holder of the guaranteed security may sue us, or seek other remedies, to enforce its rights under the trust preferred securities guarantee without first suing any other person or entity. The trust preferred securities guarantee will not be discharged except by payment of the guarantee payments in full to the extent not previously paid or upon distribution of the corresponding series of junior subordinated debt securities to the holders of trust preferred securities pursuant to the amended declaration.

Amendments And Assignment

        Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities in any material respect (in which case no consent of such holders will be required), a trust preferred securities guarantee may only be amended with the prior approval of the holders of a majority in aggregate liquidation amount of such trust preferred securities. All guarantees and agreements contained in the trust preferred securities guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

Trust Preferred Securities Guarantee Events Of Default

        An event of default under the trust preferred securities guarantee occurs if we fail to make any of our required payments or perform its obligations under the trust preferred securities guarantee.

        The holders of at least a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power given to the guarantee trustee under the trust preferred securities guarantee.

Information Concerning Duties Of The Trust Preferred Guarantee Trustee

        The guarantee trustee under the trust preferred securities guarantee, other than during the occurrence and continuance of an event of default under the trust preferred securities guarantee, will only perform the duties that are specifically described in the trust preferred securities guarantee. After such a default, the trust preferred guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the trust preferred securities guarantee at the request of any holder of covered trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination Of The Trust Preferred Securities Guarantee

        The trust preferred securities guarantee will terminate once the trust preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated debt securities to the holders of the trust preferred securities. The trust preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities must restore payment of any sums paid under such trust preferred securities or such trust preferred securities guarantee.

Governing Law

         Unless otherwise indicated in a prospectus supplement, the trust preferred securities guarantee will be governed by and construed in accordance with the laws of the state of Ohio and the Trust Indenture Act.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
THE TRUST PREFERRED SECURITIES GUARANTEE AND THE
JUNIOR SUBORDINATED DEBT SECURITIES HELD BY THE TRUST

        Payments of distributions and redemption and liquidation payments due on the trust preferred securities, to the extent the trust has funds available for the payments, will be guaranteed by us to the extent described above under “Description of the Trust Preferred Securities Guarantee.” The combined operation of our obligations under the trust preferred securities guarantee, amended declaration and the junior subordinated indenture has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under its trust preferred securities.

        As long as we make payments of interest and other payments when due on the junior subordinated debt securities held by the trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by the trust because:

•	the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the trust securities;

•	the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	we will pay for any and all costs, expenses and liabilities of the trust except the trust’s obligations under its trust preferred securities; and

•	the amended declaration provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

        If and to the extent that we do not make payments on the junior subordinated debt securities, the trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, you will not be able to rely upon the trust preferred securities guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your pro rata share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of trust preferred securities under the amended declaration to the extent we make a payment to you in any such legal action.

        A holder of any trust preferred security may sue us, or seek other remedies, to enforce its rights under the trust preferred securities guarantee without first suing the guarantee trustee, the trust or any other person or entity.

SELLING SHAREHOLDER

        The following table sets forth information about the selling shareholder’s ownership of our common stock as of September 30, 2004 and after the sale of the common stock offered by the selling shareholder under this prospectus and the applicable prospectus supplement, assuming all such shares are sold. The selling shareholder is a wholly-owned subsidiary of ours. The selling shareholder has not committed to sell any shares under this prospectus. The numbers presented under “Shares Beneficially Owned After Offering” assumes that all of the shares offered by the selling shareholder are sold and that the selling shareholder acquires no additional shares of our common stock before the completion of this offering. The selling shareholder may offer all, some or none of the shares of our common stock beneficially owned by it, and there are currently no agreements, arrangements or understandings with respect to the sale or distribution of any of our common stock by the selling shareholder. We will pay all expenses incurred with respect to the registration and sale of the common stock except that the selling shareholder will pay all underwriting discounts and commissions related to any shares sold.

	Shares Beneficially Owned Before Offering			Shares Beneficially Owned After Offering
Name	No.	Percentage of Our Common Stock Outstanding	Shares Offered	No.	Percentage of Our Common Stock Outstanding
American Premier Underwriters, Inc.	1,361,711	*	1,361,711	0	--

*	Under Ohio law, shares held by subsidiaries are not entitled to vote at meetings of shareholders or by written consent and are therefore not considered to be outstanding for purposes of meetings of shareholders.

PLAN OF DISTRIBUTION

        We, each trust and the selling shareholder may sell the securities through underwriters or dealers, directly to one or more purchasers or through agents. The prospectus supplement will include the names of underwriters, dealers or agents that we retain. Underwriters and agents in any distribution contemplated by this prospectus and any prospectus supplement, including but not limited to at-the-market equity offerings, may from time to time include UBS Securities LLC. The prospectus supplement also will include the purchase price of the securities; our, each trust’s and the selling shareholder’s proceeds from the sale; any underwriting discounts or commissions and other items constituting underwriters’ compensation; and any securities exchanges on which the securities may be listed.

        Because the National Association of Securities Dealers, Inc. (“NASD”) views securities such as the preferred securities as interest in a direct participation program, any offering of preferred securities by any trust will be made in compliance with Rule 2810 of the NASD’s Conduct Rules.

        In some cases, we and the trusts may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

        The securities we, the trusts and the selling shareholder distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

        We, the trusts and the selling shareholder may solicit offers to purchase securities directly from the public from time to time. We, the trusts and the selling shareholder may also designate agents from time to time to solicit offers to purchase securities from the public on our, the trusts’ or the selling shareholder’s behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we, the trusts or the selling shareholder may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933.

        In connection with the sale of securities, underwriters may receive compensation from us, the trusts or the selling shareholder or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, the trusts or the selling shareholder, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

        Securities may also be sold in one or more of the following transactions:

•	block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

        Unless otherwise specified in the related prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE and Nasdaq National Market, subject to official notice of issuance. We and the trusts may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

        If dealers are utilized in the sale of the securities, we, the trusts and the selling shareholder will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

        We, the trusts and the selling shareholder may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities, which may entitle these persons to indemnification by us, the trusts and the selling shareholder against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which we, the trusts or the selling shareholder agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

        In connection with an offering, the underwriters may purchase and sell securities in the open market. In a firm commitment underwriting (as opposed to an “at-the-market” offering), these transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful.

        Underwriters, dealers and agents may engage and may in the past have engaged in transactions with or perform or have performed services for us, our affiliates, the trusts or the selling shareholder, or be or have been customers of ours, our affiliates, the trusts or the selling shareholder, or otherwise engage or have engaged in commercial activities with us, our affiliates, the trusts or the selling shareholder, in the ordinary course of business.

         After effectiveness of the registration statement of which this prospectus is a part, we and the selling shareholder will enter into an Equity Distribution Agreement with UBS Securities LLC. In accordance with the Equitiy Distribution Agreement, we and the selling shareholder may offer and sell up to $600,000,000 and 1,361,711 shares, respectively, of our common stock from time to time through UBS Securities LLC. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NYSE. UBS Securities LLC will be entitiled to a commission equal to 2.0% of the gross sales price per share of shares sold under the Equity Distribution Agreement.

LEGAL MATTERS

        The validity of the securities offered hereby other than the preferred securities will be passed upon for us and each trust by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Certain matters of Delaware law relating to the validity of the preferred securities will be passed upon for the trusts by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.